EXECUTION VERSION

Exhibit 1.1

OPEN MARKET SALE AGREEMENT

August 30, 2019

EVERCORE GROUP L.L.C.

55 East 52nd Street

New York, New York 10055

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

WELLS FARGO SECURITIES, LLC

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

Ardmore Shipping Corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through each of Evercore Group L.L.C., Jefferies LLC and Wells Fargo Securities, LLC, as sales agent and/or principal (each an “Agent” and collectively, the “Agents”), the Company’s common shares, par value $0.01 per share (the “Common Shares”), having an aggregate offering price of up to $25,000,000 on the terms set forth in this agreement (this “Agreement”).

Section 1. DEFINITIONS

(a) Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which the Agents shall have placed the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Section 7 and (z) the third anniversary of the date of this Agreement.

“Agent” and “Agents” have the meanings set forth in the introductory paragraph of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in Section 2(s).

“Base Prospectus” has the meaning set forth in Section 2(a).

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” has the meaning set forth in the introductory paragraph of this Agreement.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Enforceability Exceptions” has the meaning set forth in Section 2(v).

“Environmental Laws” has the meaning set forth in Section 2(o).

“EU” has the meaning set forth in Section 2(t)(i)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” has the meaning set forth in Section 2(k).

“Floor Price” means the minimum price set by the Company in the Issuance Notice below which an Agent shall not sell Shares during the applicable Selling Period, which may be adjusted by the Company at any time during the Selling Period by delivering written notice of such change to such Agent.

“Free Writing Prospectus” has the meaning set forth in Section 4(e).

“HMT” has the meaning set forth in Section 2(t)(i)(A).

“IDEA” has the meaning set forth in Section 2(b).

“Interim Prospectus Supplement” has the meaning set forth in Section 4(a).

“Issuance Amount” means the aggregate Sales Price of the Shares to be sold by any one or more of the Agents pursuant to any Issuance Notice.

“Issuance Notice” means a written notice delivered to any one or more of the Agents by the Company in accordance with this Agreement in the form attached hereto as Exhibit A that is executed by its Chief Executive Officer, President or Chief Financial Officer.

“Issuance Notice Date” means any Trading Day during the Agency Period that an Issuance Notice is delivered pursuant to Section 3(b)(i).

“Issuance Price” means the Sales Price less the Selling Commission.

“Investment Company Act” has the meaning set forth in Section 2(n).

“Material Adverse Effect” has the meaning set forth in Section 2(e).

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of the lesser of (1) $25,000,000 and (2) the aggregate amount of Shares registered under the Registration Statement.

“OFAC” has the meaning set forth in Section 2(t)(i)(A).

“Operative Document” and “Operative Documents” have the meanings set forth in Section 2(nn).

“Original Registration Statement” has the meaning set forth in Section 2(a).

“Other Offering Amendment” means an amendment or supplement to the Registration Statement or Prospectus relating solely to the issuance or offering of securities other than the Common Shares.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“PFIC” has the meaning set forth in Section 2(kk).

“Principal Market” means the New York Stock Exchange or such other national securities exchange on which the Common Shares, including any Shares, are then listed.

“Proceedings” has the meaning set forth in Section 2(m).

“Prospectus” has the meaning set forth in Section 2(a).

“Registration Statement” has the meaning set forth in Section 2(a).

“Regulation M” has the meaning set forth in Section 2(rr).

“Related Judgment” has the meaning set forth in Section 8(g).

“Related Proceedings” has the meaning set forth in Section 8(g).

“Representation Date” has the meaning set forth in the introductory paragraph of Section 2.

“Rule 462(b) Registration Statement” has the meaning set forth in Section 2(b).

“Sales Price” means the actual sale execution price of each Share placed by an Agent pursuant to this Agreement.

“Sanctions” has the meaning set forth in Section 2(t)(i)(A).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Commission” means two percent (2%) of the gross proceeds of the Shares sold pursuant to this Agreement.

“Selling Period” means the period of consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) including the Trading Day on which an Issuance Notice is delivered pursuant to Section 3(b)(i), if such notice is delivered prior to 3:00 p.m. (New York City time) and otherwise, following the Trading Day on which an Issuance Notice is delivered pursuant to Section 3(b)(i).

“Settlement Date” means the second business day following each Trading Day during the Selling Period on which Shares are sold pursuant to this Agreement, when the Company shall deliver to the applicable Agent the amount of Shares sold on such Trading Day and such Agent shall deliver to the Company the Issuance Price received on such sales.

“Shares” shall mean the Common Shares issued or issuable pursuant to this Agreement.

“Specified Courts” has the meaning set forth in Section 8(g).

“Testing-the-Waters Communication” has the meaning set forth in Section 2(ff).

“Time of Sale” has the meaning set forth in Section 3(b)(v).

“Time of Sale Information” has the meaning set forth in Section 2(b).

“Trading Day” means any day on which the Principal Market is open for trading.

“Triggering Event Date” has the meaning set forth in Section 4(o).

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“UNSC” has the meaning set forth in Section 2(t)(i)(A).

“Written Testing-the-Waters Communication” has the meaning set forth in Section 2(ff).

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, each Agent that as of (1) the date of this Agreement, (2) each Issuance Notice Date, (3) each Settlement Date, (4) each Triggering Event Date and (5) each Time of Sale (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

(a) The Company has prepared and filed with the Commission a shelf registration statement on Form F-3 (File No. 333-227129) that contains a base prospectus (the “Base Prospectus”). Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act. Such registration statement, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, including all financial statements, exhibits and schedules thereto and all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 6 of Form F-3 under the Securities Act as from time to time amended or supplemented, is herein referred to as the “Registration Statement,” and the Base Prospectus, together with any prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to a particular issuance of the Shares, including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 6 of Form F-3 under the Securities Act, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to the Agents by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Agents for such use. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are or are deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date.

At the time the Registration Statement was originally declared effective, at the time the Company’s annual report on Form 20-F for the year ended December 31, 2018 and at the time the Company’s annual report on Form 20-F/A for the year ended December 31, 2018 was filed with the Commission, the Company met the then-applicable requirements for use of Form F-3 under the Securities Act. During the Agency Period, as of the Representation Date, the Company meets the then-applicable requirements for use of Form F-3 under the Securities Act.

(b) The Original Registration Statement and any registration statement to be filed to register the offer and sale of the Shares pursuant to Rule 462(b) under the Securities Act (a “Rule 462(b) Registration Statement”) have been declared effective by the Commission under the Securities Act. The Company has complied to the Commission’s satisfaction with all requests of the Commission for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission.

The Prospectus when filed complied in all material respects with the Securities Act and, if filed by electronic transmission pursuant to Interactive Data Electronic Applications (“IDEA”) (except as may be permitted by Regulation S-T under the Securities Act), was identical to the copy thereof delivered to the Agents for use in connection with the issuance and sale of the Shares. Each of the Registration Statement, any Rule 462(b) Registration Statement and any post-effective amendment thereto, at the time it became effective and at all subsequent times, complied and will comply in all material respects with the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of each Representation Date, the Prospectus and any Free Writing Prospectus considered together

(collectively, the “Time of Sale Information”) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, as amended or supplemented, as of its date and at all subsequent times, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the three immediately preceding sentences do not apply to statements in or omissions from the Registration Statement, any Rule 462(b) Registration Statement, or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to an Agent furnished to the Company in writing by such Agent expressly for use therein, it being understood and agreed that the only such information furnished by any Agent to the Company consists of the information described in Section 6 below. The Registration Statement and the offer and sale of the Shares as contemplated hereby meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule I hereto, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were filed with the Commission, and any Free Writing Prospectus, complied in all material respects with the requirements of the Exchange Act, as applicable, and, when read together with the other information in the Prospectus, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Information and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(f) Each subsidiary of the Company has been duly incorporated or formed, is validly existing as a corporation or other entity in good standing (to the extent that such concept is recognized or applicable under the laws of their respective jurisdictions of incorporation or organization, as applicable) under the laws of the jurisdiction of its incorporation or organization, has the corporate or other power and authority to own its property and to conduct its business as described in the Time of Sale Information and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as otherwise disclosed in the Registration Statement or Prospectus.

(g) This Agreement has been duly authorized, executed and delivered by the Company.

(h) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Prospectus. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the Prospectus.

(i) The Common Shares outstanding as of the date hereof have been duly authorized and are validly issued, fully paid and non-assessable.

(j) The Shares have been duly authorized and, when issued, paid for, and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(k) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and each of the Operative Documents (as defined below) will not contravene any provision of: (i) the amended and restated articles of incorporation or by-laws of the Company, (ii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over, or any law applicable to, the Company or any subsidiary, except with respect to clause (ii) of this paragraph (k) as would not, individually or in the aggregate, have a Material Adverse Effect, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement and each of the Operative Documents, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares or the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(l) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or other, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Information.

(m) There are no legal or governmental investigations, claims, actions, suits or proceedings (“Proceedings”) pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject, including without limitation, Proceedings relating to Environmental Laws (as defined below) or any other environmental or regulatory matters (i) other than (A) Proceedings accurately described in all material respects in the Time of Sale Information and (B) Proceedings that would not have a Material Adverse Effect on the power or ability of the Company to perform its obligations under this Agreement, the Operative Documents or to consummate the transactions contemplated by the Time of Sale Information or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(n) The Company is not, and immediately upon giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(o) The Company and its subsidiaries (i) are each in compliance with any and all applicable international, foreign, federal, state and local laws, regulations, requirements, conventions and treaties (including those promulgated by the International Maritime Organization and the United States Coast Guard) relating to the protection of human health and safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants, chemicals or contaminants, including petroleum, petroleum products, other hydrocarbons, asbestos or asbestos containing material (“Environmental Laws”), (ii) have each received all permits, licenses, certificates or other approvals required of them under Environmental Laws to conduct their respective businesses (including, without limitation, the ownership and operation of their respective vessels) and (iii) are each in compliance with all terms and conditions of any such permit, license, certificate or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses, certificates or other approvals or failure to comply with the terms and conditions of such permits, licenses, certificates or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(p) There are no costs or liabilities (and there are no events or circumstances that would reasonably be expected to result in such costs or liabilities) associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up or remediation of releases, closure of properties, retirement, retrofitting, dry-docking or upgrades of vessels or compliance with Environmental Laws or any permit, license, certificate or approval, any related constraints on operating activities and any potential liabilities to third parties whether statutory, contractually or otherwise) which would, singly or in the aggregate, have a Material Adverse Effect.

(q) Other than as described in the Registration Statement or the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

(r) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, employee, agent, affiliate or representative of the Company or of any of its subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and, to the Company’s knowledge, affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(s) (i) To the Company’s knowledge, there has been no security breach or other compromise of or relating to any of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of its customers, employees, suppliers, vendors and any third party data maintained by or on behalf of the Company or its subsidiaries), equipment or technology (collectively, “IT Systems and Data”) and the Company and its subsidiaries have not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their respective IT Systems and Data; (ii) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, and internal policies and contractual obligations relating to the privacy and security of their respective IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of clause (i) and (ii), individually or in the aggregate, have a Material Adverse Effect; and (iii) the Company and its subsidiaries have implemented backup and disaster recovery technology consistent with industry standards and practices.

(t) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(u) (i) Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any director, officer, employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) , or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region, Cuba, Iran, North Korea and Syria).

(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) Since the later of (i) the Company’s inception and (ii) five years prior to the date of this Agreement, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(v) Subsequent to the respective dates as of which information is given in each of the Registration Statement and the Prospectus and except as described in the Registration Statement and the Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries; and (iv) neither the Company nor any of its subsidiaries has sustained any loss or interference with its respective business from the actual or constructive loss of or to any vessel, the requisition for title of any vessel, fire, explosion, flood or other calamity, whether or not covered by insurance, or any labor dispute or court or governmental action, order or decree that resulted in a Material Adverse Effect.

(w) The Company and its subsidiaries have good title in fee simple to all real property and good title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Information or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries or as described in the Time of Sale Information, and except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(x) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(y) No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Information, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, shipyards, manufacturers, contractors or customers that would reasonably be expected to have a Material Adverse Effect.

(z) The Company and each of its subsidiaries are insured by insurers (which term shall include P&I clubs) of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; neither the Company nor any of its subsidiaries is currently required to make any payment, or is aware of any facts which would require the Company or any of its subsidiaries to make any payment, in respect of a call by, or a contribution to, any insurance club; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Time of Sale Information.

(aa) The Company and its subsidiaries possess all material licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as described in the Time of Sale Information, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as described in the Time of Sale Information.

(bb) The Company has established and maintains disclosure controls and procedures applicable to it under Exchange Act Rules 13a-15(e) and 15d-15(e).

(cc) The Company and each of its subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language, if any, included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules applicable thereto. Except as described in the Time of Sale Information, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(dd) Except as described in the Prospectus, the Company has not sold, issued or distributed any Common Shares during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to the Company’s dividend reinvestment plan, employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(ee) The Company and each of its subsidiaries have filed all U.S. federal, state, local and non-U.S. tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect), and such returns were accurate in all material respects, and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not have, individually or in the aggregate, a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been assessed against the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect.

(ff) The Company (i) has not alone engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of each Agent with entities that are qualified institutional buyers within the meaning of Rule 144A under the Securities Act or institutions that are accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) has not authorized anyone to engage in Testing-the-Waters Communications other than the Agents. “Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Securities Act. The Company has not distributed any Written Testing-the-Waters Communications. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act.

(gg) As of the time of each sale of the Shares, none of (A) the Prospectus, (B) any free writing prospectus, when considered together with the Prospectus, and (C) any individual Written Testing-the-Waters Communication, when considered together with the Prospectus, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(hh) The statements in the Prospectus under the headings “Description of Capital Stock,” “Marshall Islands Company Considerations” and “Tax Considerations,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

(ii) Except as provided in the credit, loan and finance lease agreements described in the Registration Statement and the Prospectus, and/or limited by the Business Corporations Act of the Republic of the Marshall Islands, no subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or other equity interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Time of Sale Information. All dividends and other distributions declared and payable on the shares of capital stock of the Company may under the current laws and regulations of the Republic of the Marshall Islands be paid in United States dollars and may be freely transferred out of the Republic of the Marshall Islands, and all such dividends and other distributions are not subject to withholding or other taxes under the current laws and regulations of the Republic of the Marshall Islands and are otherwise free and clear of any other tax, withholding or deduction in, and without the necessity of obtaining any consents, approvals, authorizations, orders, licenses, registrations, clearances and qualifications of or with any court or governmental agency or body or any stock exchange authorities in, the Republic of the Marshall Islands.

(jj) Neither the Company nor any of its subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the Republic of the Marshall Islands.

(kk) The Company believes that it was not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, for its most recent taxable year, believes that it will not be a PFIC for its current taxable year and, based on the Company’s current operations and future projections, does not expect to be classified as a PFIC for any subsequent taxable year.

(ll) All of the vessels described in the Registration Statement and the Prospectus are owned or leased directly by subsidiaries of the Company, except as set forth in the Prospectus; each of the vessels described in the Registration Statement and the Prospectus as owned by one of the Company’s subsidiaries has been duly registered in the name of the relevant entity that owns it under the laws and regulations and the flag of the nation of its registration, in each case as disclosed in the Prospectus, and no other action is necessary to establish and perfect such entity’s title to and interest in such vessel as against any charterer or third party and all of the vessels described in the Prospectus will be owned directly by such subsidiary of the Company free and clear of all liens, claims, security interests or other encumbrances, except as set forth in the Registration Statement and the Prospectus.

(mm) The Company is a “foreign private issuer” as defined in Rule 405 of the Securities Act.

(nn) Each of (1) the Technical Management Agreements and Crewing Agreements relating to, as applicable, Ardmore Sealion, Ardmore Seafox, Ardmore Seawolf, Ardmore Seahawk, Ardmore Seaventure, Ardmore Seavantage, Ardmore Seavanguard, Ardmore Seamariner, Ardmore Seavaliant, Ardmore Endeavour, Ardmore Sealeader, Ardmore Dauntless, Ardmore Defender, Ardmore Cherokee, Ardmore Cheyenne, Ardmore Chinook, Ardmore Chippewa and Ardmore Sealifter, Ardmore Enterprise, Ardmore Endurance, Ardmore Encounter, Ardmore Explorer, Ardmore Exporter, Ardmore Engineer and Ardmore Sealancer described in the Prospectus and Time of Sale Information, (2) the Facility Agreement and related documents with ABN AMRO Bank N.V., DVB Bank America N.V., and NIBC Bank N.V. dated January 13, 2016, as amended by supplemental agreement dated August 4, 2016, described in the Prospectus and Time of Sale Information, (3) the Facility Agreement and related documents with ABN AMRO Bank N.V. dated July 29, 2016, described in the Prospectus and Time of Sale Information, (4) the Facility Agreement and related documents with Nordea Bank AB and Skandinaviska Enskilda Banken AB (Publ), dated January 13, 2016, described in the Prospectus and Time of Sale Information, (5) the Facility Agreement and related documents with Crédit Agricole Corporate and Investment Bank, dated May 22, 2014, as amended by supplemental agreements dated March 10, 2016, described in the Prospectus and Time of Sale Information, (6) the Facility Agreement and related documents with NIBC Bank N.V., dated September 12, 2014, described in the Prospectus and Time of Sale Information, (7) the Capital Leases with JPV No.7 Co., Ltd and JPV No.8 Co., Ltd and related documents described in the Prospectus and Time of Sale Information, (8) the Facility Agreement and related documents with ABN AMRO Bank N.V. dated October 24, 2017, described in the Prospectus and Time of Sale Information, (9) the Capital Lease with Neil Co., Ltd and related documents described in the Prospectus and Time of Sale Information, and (10) the Capital Leases with Sea 47 Leasing Co. Ltd and Sea 48 Leasing Co. Ltd and related documents described in the Prospectus and Time of Sale Information, (11) the Capital Leases with Sea 110 Leasing Co. Ltd and Sea 111 Leasing Co. Ltd and related documents described in the Prospectus and Time of Sale Information, (12) the Capital Leases with OCY Dauntless Ltd and OCY Defender Ltd and related documents described in the Prospectus and Time of Sale Information, (13) the Capital Leases with Loyal Able International Holding Ltd and Joy Champion International Holding Ltd and related documents described in the Prospectus and Time of Sale Information, (14) the Capital Leases with Rich Ocean Shipping, Inc. and related documents described in the Prospectus and Time of Sale Information, (each of the documents listed in (1) through (14), an “Operative Document,” and collectively, the “Operative Documents”) has been duly authorized, executed and delivered by the respective parties thereto, and is a valid and binding agreement of each such party enforceable against each such party in accordance with its terms, subject to the Enforceability Exceptions, and the Prospectus and Time of Sale Information each contain a summary of the terms of each Operative Document which summary is accurate, complete and fair in all material respects; and neither the Company nor any subsidiary has sent or received any communication regarding termination of any Operative Document and no such termination has been threatened by the Company or any subsidiary or, to the Company’s knowledge, by any third party.

(oo) Neither the Company nor any of its subsidiaries has issued any securities that have been accorded a rating by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(pp) No stamp, documentary, issuance, registration, sales, transfer, withholding or other taxes or duties are payable by or on behalf of the Agents, the Company or any of its subsidiaries in the Republic of the Marshall Islands or any jurisdiction in which the Company is organized or tax resident or to any political sub-division or taxing authority thereof or therein in connection with the execution, delivery or performance of this Agreement or the sale and delivery of the Shares by the Company.

(qq) The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the New York Stock Exchange, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the New York Stock Exchange, nor has the Company received any notification that the Commission or the New York Stock Exchange is contemplating terminating such registration or listing.

(rr) The Company has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Common Shares or any other “reference security” (as defined in Rule 100 of Regulation M under the 1934 Act (“Regulation M”)) whether to facilitate the sale or resale of the Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M. The Common Shares are “actively traded securities” (as defined in Regulation M).

(ss) There are no business relationships or related-party transactions involving the Company or any of its subsidiaries or any other person required to be described in the Prospectus which have not been described as required.

(tt) Except as otherwise disclosed in the Prospectus, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(uu) All of the information provided to the Agents or to counsel for the Agents by the Company and, to the knowledge of the Company, its officers and directors and the holders of any securities (debt or equity) or options to acquire any securities of the Company in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rules 5110, 5190 and NASD Conduct Rule 2720 is true, complete and correct. Neither the Company nor any of its Affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is a person associated with any member firm of FINRA.

Any certificate signed by any officer or representative of the Company or any of its subsidiaries and delivered to an Agent or counsel for the Agents in connection with an issuance of Shares shall be deemed a representation and warranty by the Company to such Agent as to the matters covered thereby on the date of such certificate.

The Company acknowledges that the Agents and, for purposes of the opinions and negative assurances letters to be delivered pursuant to Section 4(p) and Section 5(b)(ii) hereof, counsel to the Company and counsel to the Agents, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

Section 3. ISSUANCE AND SALE OF COMMON SHARES

(a) Sale of Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and the Agents agree that the Company may from time to time seek to sell Shares through one or more of the Agents, acting as sales agents, or directly to one or more of the Agents, acting as principal, as may be mutually agreed upon by and between the Company and any such Agent, with an aggregate Sales Price of up to the Maximum Program Amount, based on and in accordance with Issuance Notices as the Company may deliver, during the Agency Period.

(b) Mechanics of Issuances.

(i) Issuance Notice. Upon the terms and subject to the conditions set forth herein, on any Trading Day during the Agency Period on which the conditions set forth in Section 5 shall have been satisfied and the Company wishes to issue and sell Shares hereunder, the Company may deliver to one or more of the Agents (selected by the Company in its sole discretion) an Issuance Notice describing the proposed issuance and sale of Shares; provided, however, that (A) in no event may the Company deliver an Issuance Notice to the extent that the sum of (x) the aggregate Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Shares issued under all previous Issuance Notices effected pursuant to this Agreement, would exceed the Maximum Program Amount; and (B) prior to delivery of any Issuance Notice, the Selling Period for any previous Issuance Notice shall have expired or been terminated. An Issuance Notice shall be considered delivered on the Trading Day that it is received by e-mail to the persons so identified in writing by the applicable Agent and confirmed by the Company by telephone (including a voicemail message to the persons so identified), with the understanding that, with adequate prior written notice, such Agent may modify the list of such persons from time to time. For the avoidance of doubt, only the Agent(s) to whom the Company has delivered an Issuance Notice will be permitted to sell Shares under this Agreement during the Sales Period identified in such Issuance Notice.

(ii) Agent Efforts. Upon the terms and subject to the conditions set forth in this Agreement, upon the receipt of an Issuance Notice, the Agent(s) so selected by the Company in respect of that particular Issuance Notice will use their commercially reasonable efforts consistent with their normal sales and trading practices to place the Shares with respect to which the selected Agent(s) have agreed to act as sales agents, subject to, and in accordance with the information specified in, the Issuance Notice, unless the sale of the Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement. For the avoidance of doubt, the parties to this Agreement may modify an Issuance Notice at any time provided they both agree in writing to any such modification.

(iii) Method of Offer and Sale. The Company and the Agents agree that the Shares may be offered and sold (A) in privately negotiated transactions, (B) as block transactions or (C) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network.

(iv) Confirmation to the Company. If acting as sales agent hereunder, the applicable Agent will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has placed Shares hereunder setting forth the number of shares sold on such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof.

(v) Settlement. Each issuance of Shares will be settled on the applicable Settlement Date for such issuance of Shares and, subject to the provisions of Section 5, on each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Shares sold through the applicable Agent for settlement on such date against payment of the Issuance Price from the sale of such Shares. Settlement of all such Shares shall be effected by crediting such Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, to the applicable Agent or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto, against such Agent’s payment, by wire transfer of immediately available funds, of the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. The Company may, as may be mutually agreed between the Company and the applicable Agent, sell Shares to the applicable Agent as principal at a price agreed upon at each relevant time Shares are sold in such manner pursuant to this Agreement (each, a “Time of Sale”).

(vi) Suspension or Termination of Sales. Consistent with standard market settlement practices, the Company or the applicable Agent may, upon notice to the other party hereto in writing or by telephone (confirmed immediately by verifiable email), suspend any sale of Shares, and the Selling Period shall immediately terminate; provided, however, that (A) such suspension and termination shall not affect or impair either party’s obligations with respect to any Shares placed or sold hereunder prior to the receipt of such notice; (B) if the Company suspends or terminates any sale of Shares after the applicable Agent confirms such sale to the Company, the Company shall still be obligated to comply with Section 3(b)(v) with respect to such Shares; and (C) if the Company defaults in its obligation to deliver Shares on a Settlement Date, the Company agrees that it will hold such Agent harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, the applicable Agent may borrow Common Shares from stock lenders in the event that the Company has not delivered Shares to settle sales as required by subsection(v) above, and may use the Shares solely to settle or close out such borrowings. The Company agrees that no such notice shall be effective against the applicable Agent unless it is made to the persons identified in writing by the Agent pursuant to Section 3(b)(i).

(vii) No Guarantee of Placement, Etc. The Company acknowledges and agrees that (A) there is no assurance that the applicable Agent will be successful in placing Shares and (B) such Agent will incur no liability or obligation to the Company or any other Person if it does not sell Shares other than a failure by such Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell Shares as required by this Agreement, and (C) the applicable Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the applicable Agent and the Company.

(viii) Material Non-Public Information. Notwithstanding any other provision of this Agreement, the Company and the Agents agree that the Company shall not deliver any Issuance Notice to any Agent, and no Agent shall be obligated to place any Shares, during any period in which the Company is, or could be deemed to be, in possession of material non-public information.

(c) Fees. As compensation for services rendered, the Company shall pay to the applicable Agent, on the applicable Settlement Date, the Selling Commission for the applicable Issuance Amount (including with respect to any suspended or terminated sale pursuant to Section 3(b)(vi)) by such Agent deducting the Selling Commission from the applicable Issuance Amount.

(d) Expenses. The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs), (ii) all fees and expenses of the registrar and transfer agent of the Shares, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Prospectus, any Free Writing Prospectus (as defined below) prepared by or on behalf of, used by, or referred to by the Company, and all amendments and supplements thereto, and this Agreement, (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or the Agents in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by any of the Agents, preparing and printing a “Blue Sky Survey” or memorandum and a “Canadian wrapper”, and any supplements thereto, advising the Agents of such qualifications, registrations, determinations and exemptions, (vii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Agents in connection with, FINRA review, if any, and approval of each of the Agents’ participation in the offering and distribution of the Shares, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives, employees and officers of the Company and of each of the Agents and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (ix) the fees and expenses associated with listing the Shares on the New York Stock Exchange. If Shares having aggregate proceeds of $2,500,000 or more have not been offered and sold under this Agreement by August 31, 2021 (or such earlier date at which the Company terminates this Agreement), the Company shall reimburse each Agent for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of the outside counsel for the Agents incurred by it in connection with the transactions contemplated by this Agreement. The amount of expenses reimbursable shall be calculated by multiplying a fraction, whereby the numerator is $2,500,000 less the aggregate proceeds from the sale of the Shares sold on or before August 31, 2021 (or such earlier date at which the Company terminates the Agreement), and the denominator is $2,500,000, times the total amount of out-of-pocket expenses (less any amount reimbursed under Section 3(d)(vi) and Section 3(d)(vii) above); provided, however, that in no event shall the Company’s aggregate reimbursement obligations pursuant to this Section 3(d) exceed $50,000.

Section 4. ADDITIONAL COVENANTS

The Company covenants and agrees with each of the Agents as follows, in addition to any other covenants and agreements made elsewhere in this Agreement:

(a) Exchange Act Compliance. During the Agency Period, the Company shall (i) file with the Commission all reports and documents required to be filed under Section 13, 14 or 15 of the Exchange Act in the manner and within the time periods required by the Exchange Act, (ii) file, and incorporate by reference into the Registration Statement, reports on Form 6-K setting forth unaudited consolidated financial statements and financial schedules of the Company and the subsidiaries of the Company, together with related notes, prepared in accordance with Regulation S-X and with U.S. GAAP consistently applied at the times and during the periods involved, for each of the first three fiscal quarters of the Company’s fiscal year and (iii) either (A) include in such reports on Form 6-K containing quarterly financial information and its annual reports on Form 20-F in respect of any such period in which sales of Shares were made by or through any Agent under this Agreement, a summary detailing, for the relevant reporting period, (1) the number of Shares sold through such Agent pursuant to this Agreement and (2) the net proceeds received by the Company from such sales or (B) prepare a prospectus supplement or in such other filing permitted by the Securities Act or Exchange Act (each an “Interim Prospectus Supplement”) with such summary information and, at least once a quarter and subject to this Section 4, file such Interim Prospectus Supplement pursuant to Rule 424(b) under the Securities Act (and within the time periods required by Rule 424(b) and Rule 430B under the Securities Act).

(b) Securities Act Compliance. After the date of this Agreement, the Company shall promptly advise each of the Agents in writing (i) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (ii) of the time and date of any filing of any post-effective amendment to the Registration Statement, any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus, or any Free Writing Prospectus, (iii)of the time and date that any post-effective amendment to the Registration Statement or any Rule 462(b) Registration Statement becomes effective and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto, any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus or of any order preventing or suspending the use of any Free Writing Prospectus or the Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Shares from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time, the Company will use its best efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rule 424(b) and Rule 433, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under such Rule 424(b) or Rule 433 were received in a timely manner by the Commission.

(c) Amendments and Supplements to the Prospectus and Other Securities Act Matters. If any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, when the Prospectus is delivered to a purchaser, not misleading, or if in the opinion of the Agents or counsel for the Agents it is otherwise necessary to amend or supplement the Prospectus to comply with applicable law, including the Securities Act, the Company agrees (subject to Section 4(b) and Section 4(d)) to promptly prepare, file with the Commission and furnish at its own expense to the Agents, amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, when the Prospectus is delivered to a purchaser, not misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law including the Securities Act. Neither an Agent’s consent to, nor delivery of, any such amendment or supplement shall constitute a waiver of any of the Company’s obligations under Section 4(b) and Section 4(d).

(d) Agents’ Review of Proposed Amendments and Supplements. Prior to amending or supplementing the Registration Statement (including any Rule 462(b) Registration Statement) or the Prospectus (excluding any amendment or supplement through incorporation of any report filed under the Exchange Act), the Company shall furnish to each Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Company shall not file or use any such proposed amendment or supplement to which any Agent reasonably objects.

(e) Use of Free Writing Prospectus. Neither the Company nor any Agent has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent, any “written communication” that constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offering contemplated by this Agreement (any such free writing prospectus being referred to herein as a “Free Writing Prospectus”).

(f) Free Writing Prospectuses. The Company shall furnish to each Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each proposed free writing prospectus or any amendment or supplement thereto to be prepared by or on behalf of, used by, or referred to by the Company and the Company shall not file, use or refer to any proposed free writing prospectus or any amendment or supplement thereto without each Agent’s consent. The Company shall furnish to each Agent, without charge, as many copies of any free writing prospectus prepared by or on behalf of, or used by the Company, as each such Agent may reasonably request. If at any time when a prospectus is required by the Securities Act (including, without limitation, pursuant to Rule 173(d)) to be delivered in connection with sales of the Shares (but in any event if at any time through and including the date of this Agreement) there occurred or occurs an event or development as a result of which any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company shall promptly amend or supplement such free writing prospectus to eliminate or correct such conflict or so that the statements in such free writing prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such subsequent time, not misleading, as the case may be; provided, however, that prior to amending or supplementing any such free writing prospectus, the Company shall furnish to each Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of such proposed amended or supplemented free writing prospectus and the Company shall not file, use or refer to any such amended or supplemented free writing prospectus without the applicable Agent’s consent.

(g) Filing of Agent Free Writing Prospectuses. The Company shall not take any action that would result in any of the Agents or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Agents that the Agents otherwise would not have been required to file thereunder.

(h) Copies of Registration Statement and Prospectus. After the date of this Agreement through the last time that a prospectus is required by the Securities Act (including, without limitation, pursuant to Rule 173(d)) to be delivered in connection with sales of the Shares, the Company agrees to furnish each Agent with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as such Agent may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify each Agent and to request that each Agent suspend offers to sell Shares (and, if so notified, such Agent shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise each Agent promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period each Agent is required to deliver a prospectus in respect of transactions in the Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.

(i) Blue Sky Compliance. The Company shall cooperate with each Agent and counsel for the Agents to qualify or register the Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by each Agent, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Shares. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise each Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment.

(j) Earnings Statement. As soon as practicable, the Company will make generally available to its security holders and to each Agent an earnings statement (which need not be audited) covering a period of at least twelve months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.

(k) Listing. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the New York Stock Exchange and to maintain such listing.

(l) Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares.

(m) Due Diligence. During the term of this Agreement, the Company will reasonably cooperate with any reasonable due diligence review conducted by the Agent(s) to whom the Company has delivered an Issuance Notice, including, without limitation, providing information and making available documents and senior corporate officers, during normal business hours and at the Company’s principal offices, as the applicable Agent(s) may reasonably request from time to time; provided, however, that the Company will only be required to cooperate with such due diligence review to the extent it is undertaken in connection with a pending Selling Period for which an Issuance Notice has been delivered. For the avoidance of doubt, the Company may, in its sole discretion, exclude any Agent(s) that has not been delivered an Issuance Notice with respect to a pending Selling Period from access to any due diligence materials or sessions made available or conducted in connection with such pending Selling Period.

(n) Representations and Warranties. The Company acknowledges that each delivery of an Issuance Notice shall be deemed to be (i) an affirmation to the Agents that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice as though made at and as of each such date, except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto), and (ii) an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(o) Deliverables at Triggering Event Dates; Certificates. The Company agrees that on or prior to the date of the first Issuance Notice and, during the term of this Agreement after the date of the first Issuance Notice, upon:

(i) the filing of the Prospectus or the amendment or supplement of any Registration Statement or Prospectus (other than a prospectus supplement relating solely to an offering of securities other than the Shares or a prospectus filed pursuant to Section 4(a)(iii)(B)), by means of a post-effective amendment, sticker or supplement, but not by means of incorporation of documents by reference into the Registration Statement or Prospectus;

(ii) the filing with the Commission of an annual report on Form 20-F or a report on Form 6-K containing the quarterly consolidated financial information of the Company which is incorporated by reference into the Registration Statement (including any Form 20-F/A or Form 6-K containing amended financial information or a material amendment to the previously filed annual report on Form 20-F or report on Form 6-K incorporated by reference into the Registration Statement), in each case, of the Company; or

(iii) the filing with the Commission of any other report on Form 6-K of the Company containing financial information incorporated by reference into the Registration Statement that is material to the offering of securities of the Company in the Agent’s reasonable discretion;

(any such event, a “Triggering Event Date”), the Company shall furnish the Agents with a certificate as of the Triggering Event Date, in the form and substance satisfactory to the Agents and their counsel, substantially similar to the form previously provided to the Agents and their counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as amended or supplemented, (A) confirming that the representations and warranties of the Company are true and correct, (B) that the Company has performed all of its obligations hereunder to be performed on or prior to the date of such certificate and as to the matters set forth in Section 5(a)(i)-(iii) hereof, and (C) containing any other certification that the Agents shall reasonably request. The requirement to provide a certificate under this Section 4(o) shall be waived for any Triggering Event Date occurring at a time when no Issuance Notice is pending or a suspension is in effect, which waiver shall continue until the earlier to occur of the date the Company delivers instructions for the sale of Shares hereunder (which for such calendar quarter shall be considered a Triggering Event Date) and the next occurring Triggering Event Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Shares following a Triggering Event Date when a suspension was in effect and did not provide the Agents with a certificate under this Section 4(o), then before the Company delivers the instructions for the sale of Shares or the Agents sell any Shares pursuant to such instructions, the Company shall provide the Agents with a certificate in conformity with this Section 4(o) dated as of the date that the instructions for the sale of Shares are issued.

(p) Legal Opinions. On or prior to the date of the first Issuance Notice and within five (5) Trading Days of each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, the Company shall cause to be delivered a negative assurances letter and the written legal opinion of Perkins Coie LLP, counsel to the Company (or such other reputable counsel as may be engaged by the Company), and the written legal opinion of Seward & Kissel LLP, Marshall Islands and U.S. tax counsel to the Company (or such other reputable counsel as may be engaged by the Company), each dated the date of delivery, in form and substance reasonably satisfactory to Agents and their counsel, substantially similar to the form previously provided to the Agents and their counsel, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented. In lieu of such negative assurances letter and opinions, in the discretion of the Agents, the Company may furnish a reliance letter from such counsel to the Agents, permitting the Agents to rely on a previously delivered negative assurances letter and opinion, modified as appropriate for any passage of time or Triggering Event Date (except that statements in such prior negative assurances letter and opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such Triggering Event Date). Notwithstanding the foregoing, the Company shall be required to furnish such negative assurances letter and opinions, or reliance letters in lieu thereof, no more than once per calendar quarter.

(q) Comfort Letter. On or prior to the date of the first Issuance Notice and within five (5) Trading Days of each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, the Company shall cause Ernst & Young, the independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the Registration Statement (or such other reputable independent registered public accounting firm who may audit the financial statements incorporated by reference in the Registration Statement), to furnish the Agents a comfort letter, dated the date of delivery, in form and substance reasonably satisfactory to the Agents and their counsel, substantially similar to the form previously provided to the Agents and their counsel; provided, however, that any such comfort letter will only be required on the Triggering Event Date specified to the extent that the filing by the Company with the Commission that gives rise to the Triggering Event Date contains financial statements filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into a Prospectus. If requested by the Agents, the Company shall also cause a comfort letter to be furnished to the Agents within ten (10) Trading Days of the date of occurrence of any material transaction or event requiring the filing of a report on Form 6-K containing material amended financial information of the Company, including the restatement of the Company’s financial statements. The Company shall be required to furnish no more than one comfort letter hereunder per calendar quarter.

(r) Secretary’s Certificate. On or prior to the date of the first Issuance Notice and within five (5) Trading Days of each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, the Company shall furnish the Agents a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of delivery, (i) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate, (ii) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement for or on behalf of the Company, and (iii) containing any other certification that the Agents shall reasonably request.

(s) Chief Financial Officer’s Certificate. On or prior to the date of the first Issuance Notice and within five (5) Trading Days of each Triggering Event Date with respect to which the Company is obligated to deliver a certificate pursuant to Section 4(o) for which no waiver is applicable and excluding the date of this Agreement, the Company shall, upon reasonable request, furnish the Agents a certificate executed by the Chief Financial Officer of the Company, signing in such capacity, dated the date of delivery in form and substance reasonably satisfactory to the Agents and their counsel.

(t) Agent’s Own Account; Clients’ Account. The Company consents to each Agent trading, in compliance with applicable law, in the Common Shares for the Agent’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(u) Investment Limitation. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(v) Market Activities. The Company will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares or any other reference security, whether to facilitate the sale or resale of the Shares or otherwise, and the Company will, and shall cause each of its affiliates to, comply with all applicable provisions of Regulation M; provided, however, that the Company may bid for and purchase Common Shares in accordance with Rule 10b-18 under the Exchange Act, to the extent available.

(w) Notice of Other Sale. The Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares (other than Shares hereunder), warrants or any rights to purchase or acquire Common Shares, during the period beginning on the third Trading Day immediately prior to the date on which any Issuance Notice is delivered to any Agent hereunder and ending on the third Trading Day immediately following a Settlement Date with respect to Shares sold pursuant to such Issuance Notice, without three Trading Days’ advance written notice to each of the Agents to whom the applicable Issuance Notice is delivered; provided, however, that such restriction shall not apply to the Company’s (i) issuance or sale of Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards pursuant to any employee or director share option, incentive or benefit plan, share purchase or ownership plan, long-term incentive plan, dividend reinvestment plan, inducement award under New York Stock Exchange rules or other compensation plan of the Company or its subsidiaries, as in effect on the date of this Agreement, (ii) issuance or sale of Common Shares issuable upon exchange, conversion or redemption of securities or the exercise or vesting of warrants, options or other equity awards outstanding at the date of this Agreement, (iii) issuance or sale of Common Shares or securities convertible into or exchangeable for Common Shares as consideration for mergers, acquisitions, other business combinations, joint ventures or strategic alliances occurring after the date of this Agreement which are not used for capital raising purposes and (iv) modification of any outstanding options, warrants of any rights to purchase or acquire Common Shares.

Section 5. CONDITIONS TO DELIVERY OF ISSUANCE NOTICES AND TO SETTLEMENT

(a) Conditions Precedent to the Delivery of an Issuance Notice and the Obligation of any Agent to Sell Shares During the Selling Period(s). The Company may not deliver an Issuance Notice hereunder, and no Agent will be obligated to use its commercially reasonable efforts to place Shares during the applicable Selling Period unless, on the date of the delivery of the Issuance Notice and on each Trading Day during the Selling Period, as applicable, of each of the following conditions is satisfied:

(i) Accuracy of the Company’s Representations and Warranties; Performance by the Company. The Company shall have delivered the certificate required to be delivered pursuant to Section 4(o) on or before the date on which delivery of such certificate is required pursuant to Section 4(o). The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(ii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(iii) Material Adverse Effect. Except as disclosed in the Prospectus, (A) in the judgment of the Agent to which the applicable Issuance Notice has been delivered there shall not have occurred any Material Adverse Effect; and (B) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 3(a)(62) under the Exchange Act.

(iv) No Suspension of Trading in or Delisting of Common Shares; Other Events. The trading of the Common Shares (including without limitation the Shares) shall not have been suspended by the Commission, the Principal Market or FINRA and the Common Shares (including without limitation the Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market.

(v) No Misstatement or Material Omission. No Agent shall have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in such Agent’s reasonable opinion is material, or omits to state a fact that in such Agent’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(b) Documents Required to be Delivered on each Issuance Notice Date. The applicable Agent’s obligation to use its commercially reasonable efforts to place Shares hereunder shall additionally be conditioned upon the following:

(i) Certificates. The delivery to such Agent on or before the Issuance Notice Date of a certificate in form and substance reasonably satisfactory to such Agent, executed by the Chief Executive Officer, President or Chief Financial Officer of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if a statement to such effect shall be set forth in the Issuance Notice).

(ii) Opinion of Agents’ Counsel. Upon the dates on which the delivery of the negative assurances letter and legal opinions are delivered pursuant to Section 4(p), the Agents shall have received, unless the requirement is waived in writing by the Agent, a negative assurances letter and written legal opinion of Davis Polk & Wardwell LLP (or such other counsel as may be engaged by the Agents), counsel for the Agents, dated such date, in form and substance reasonably satisfactory to the Agents, or, in the discretion of the Agents, a reliance letter from such counsel to the Agents, permitting the Agents to rely on a previously delivered negative assurances letter and opinion, modified as appropriate for any passage of time or Triggering Event Date (except that statements in such prior negative assurances letter and opinion shall be deemed to relate to the Registration Statement, the Prospectus or any Free Writing Prospectus, in each case as amended or supplemented as of such Triggering Event Date).

Section 6. INDEMNIFICATION AND CONTRIBUTION

(a) Indemnification of each Agent. The Company agrees to indemnify and hold harmless each Agent, its officers and employees, and each person, if any, who controls such Agent within the meaning of the Securities Act or the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Agent or such officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation, or the laws or regulations of foreign jurisdictions where Shares have been offered or sold or at common law or otherwise (including in settlement of any litigation), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Free Writing Prospectus that the Company has used, referred to or filed, or is required to file, pursuant to Rule 433(d) of the Securities Act or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iii) any act or failure to act or any alleged act or failure to act by such Agent in connection with, or relating in any manner to, the Common Shares or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) or (ii) above, provided that the Company shall not be liable under this clause (iii) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Agent through its bad faith, gross negligence or willful misconduct, and to reimburse such Agent and each such officer, employee and controlling person for any and all expenses (including the fees and disbursements of counsel chosen by such Agent) as such expenses are reasonably incurred by such Agent or such officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by such Agent expressly for use in the Registration Statement, any such Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by such Agent to the Company consists of the information described in subsection (b) below. The indemnity agreement set forth in this Section 6(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6, notify the indemnifying party in writing of the commencement thereof; provided, that the failure to notify the indemnifying party will not relieve the indemnifying party (i) from any liability which it may have to any indemnified party under the preceding paragraph of this Section 6, except to the extent that the indemnifying party has been materially prejudiced by such failure, or (ii) from any liability that it may have to the indemnified person other than under the preceding paragraph of this Section 6 (including for contribution). In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (together with local counsel), representing the indemnified parties who are parties to such action), which counsel (together with any local counsel) for the indemnified parties shall be selected by the Agents (in the case of counsel for the indemnified parties referred to in Section 6(a) above), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, in each of which cases the foregoing fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred, it being understood and agreed that as of the date hereof the only such information furnished by any Agent consists of the third sentence of the second paragraph under the caption “Plan of Distribution” in the prospectus supplement filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act on the date hereof.

(c) Settlements. The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and of notice in writing of the terms of such settlement and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

(d) Contribution. If the indemnification provided for in this Section 6 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the applicable Agent, on the other hand, from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the applicable Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the applicable Agent, on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total gross proceeds from the offering of the Shares (before deducting expenses) received by the Company bear to the total commissions received by the applicable Agent. The relative fault of the Company, on the one hand, and the applicable Agent, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the applicable Agent, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in (b)Section 6(b), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 6(b) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 6(d); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 6(b) for purposes of indemnification.

The Company and each Agent agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d).

Notwithstanding the provisions of this Section 6(d), no Agent shall be required to contribute any amount in excess of the agent fees received by such Agent in connection with the offering contemplated hereby. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6(d), each officer and employee of each Agent and each person, if any, who controls such Agent within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as such Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company with the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

Section 7. TERMINATION & SURVIVAL

(a) Term. Subject to the provisions of this Section 7, the term of this Agreement shall continue from the date of this Agreement until the end of the Agency Period, unless earlier terminated by the parties to this Agreement pursuant to this Section 7.

(b) Termination; Survival Following Termination. The Company and, solely with respect to itself and its rights and obligations hereunder, any Agent, may terminate this Agreement prior to the end of the Agency Period, by giving written notice as required by this Agreement, upon one Trading Day’s notice to the other parties; provided, that, (A) if the Company terminates this Agreement after the applicable Agent confirms to the Company any sale of Shares, the Company shall remain obligated to comply with Section 3(b)(v) with respect to such Shares and (B) Section 2, Section 3(d), Section 6, Section 7 and Section 8 shall survive termination of this Agreement. The termination of this Agreement by any Agent shall not affect the rights and obligations or continued effectiveness of this Agreement with respect to any other Agent. If termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall nevertheless settle in accordance with the terms of this Agreement.

(c) In addition to the survival provision of Section 7(b), the respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of each Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of such Agent or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, and, anything herein to the contrary notwithstanding, will survive delivery of and payment for the Shares sold hereunder and any termination of this Agreement.

Section 8. MISCELLANEOUS

(a) Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the date of this Agreement, and may file with the Commission a Report on Form 6-K, with this Agreement attached as an exhibit thereto, describing the material terms of the transactions contemplated hereby, and the Company shall consult with the Agents prior to making such disclosures, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties hereto. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the reasonable opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules.

(b) No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (i) the transactions contemplated by this Agreement, including the determination of any fees, are arm’s-length commercial transactions between the Company and each Agent, (ii) when acting as a principal under this Agreement, each Agent is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (iii) no Agent has assumed nor will assume an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agent has advised or is currently advising the Company on other matters) and the Agent does not have any obligation to the Company with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement, (iv) each Agent and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) no Agent has provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(c) Research Analyst Independence. The Company acknowledges that each Agent’s research analysts and research departments are required to and should be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and as such each Agent’s research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company or the offering that differ from the views of their respective investment banking divisions. The Company understands that each Agent is a full service securities firms and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

(d) Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, telecopied or emailed and confirmed to the parties hereto as follows:

If to the Agents:

Evercore Group L.L.C.

55 East 52nd Street

New York, New York 10055

Attention: ECM General Counsel

Jefferies LLC

520 Madison Avenue

New York, NY 10022

Attention: General Counsel

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Attention: Equity Syndicate Department, Fax no: (212) 214-5918

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile: (212) 701 5674

Email: richard.truesdell@davispolk.com

Attention: Richard D. Truesdell

If to the Company:

Ardmore Shipping Corporation

Belvedere Building

69 Pitts Bay Road, Ground Floor

Pembroke, HM08

Bermuda

Email: info@ardmoreshipping.bm

Attention: Paul Tivnan, Chief Financial Officer

with copies (which shall not constitute notice) to:

Ardmore Shipping Services (Ireland) Limited

Unit 1102, One Albert Quay

Albert Quay

Cork, T12 X8N6

Ireland

Facsimile: +353 21 240 9501

Email: legal@ardmoreshipping.com

Attention: Legal Department

and to:

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209

Facsimile: (503) 727-2222

Email: dmatheson@perkinscoie.com

Attention: David S. Matheson

Any party hereto may change the address for receipt of communications by giving written notice to the others in accordance with this Section 8(d).

(e) Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 6, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Shares as such from any Agent merely by reason of such purchase.

(f) Partial Unenforceability. The invalidity or unenforceability of any Article, Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Article, Section, paragraph or provision hereof. If any Article, Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

(g) Recognition of the U.S. Special Resolution Regimes. In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(h) Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

(i) General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Article and Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Immediately Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms

Very truly yours,

ARDMORE SHIPPING CORPORATION

By:	/s/ Paul Tivnan
Name:	Paul Tivnan
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

The foregoing Agreement is hereby confirmed and accepted by each Agent in New York, New York as of the date first above written.

EVERCORE GROUP, L.L.C.

By:	/s/ Yohan Minaya
Name:	Yohan Minaya
Title:	Managing Director

JEFFERIES LLC

By:	/s/ Douglas J. Mayrinac
Name:	Douglas J. Mayrinac
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Richard Tobin
Name:	Richard Tobin
Title:	Managing Director

EXHIBIT A

ISSUANCE NOTICE

[Date] [Name and address of applicable Agent]

Attn: [                    ]

Reference is made to the Open Market Sale Agreement between Ardmore Shipping Corporation (the “Company”), and [name of applicable Agent] and the other Agents party thereto dated as of August 30, 2019. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Date of Delivery of Issuance Notice (determined pursuant to Section 3(b)(i)):

Issuance Amount (equal to the total Sales Price for such Shares):

$

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s) if other than standard T+2 settlement:

Floor Price Limitation: $                  per share

Comments:

Very truly yours,

ARDMORE SHIPPING CORPORATION

By:
Name:
Title:

A-1

Schedule I

Free Writing Prospectuses

[None]

Sch. I